CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Laredo Resources Corp.

We hereby consent to the incorporation in this Registration Statement on Form S-8 pertaining to the 2014 Employee and Equity Compensation Plan of Laredo Resources Corp. (the “Company”), of our report dated December 9, 2013, relating to the financial statements of the Company as of August 31, 2013 and 2012 and for the fiscal years then ended, as set forth in the Company’s Annual Report on Form 10-K/A for the fiscal year ended August 31, 2013.

/s/ De Joya Griffith, LLC

DE JOYA GRIFFITH, LLC
Independent Registered Public Accounting Firm
Henderson, Nevada
January 29, 2014